Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Odysight.ai Ltd.[1]	Israel
D. VIEW LTD.[2]	Israel

1 Odysight.ai Ltd. (FKA ScoutCam Ltd.), an Israeli company, became the wholly-owned subsidiary of Odysight.ai Inc. (FKA ScoutCam Inc. FKA Intellisense Solutions Inc.), a Nevada corporation (“Odysight.ai”) upon the consummation of that certain Securities Exchange Agreement by and between Odysight.ai and Medigus Ltd., dated September 16, 2019.

2 Formed February 29, 2024 as a wholly-owned subsidiary of Odysight.ai.